UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 8, 2013
Commerce Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Missouri	0-2989	43-0889454
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Walnut,
Kansas City, MO	64106
(Address of principal executive offices)	(Zip Code)

(816) 234-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As disclosed under Item 5.03 below, on February 8, 2013, the Board of Directors (the “Board”) of Commerce Bancshares, Inc. (the “Company”) amended the Bylaws of the Company to increase the number of directors on the Board. Following such amendment, the Board elected Mr. Terry Bassham to the Board to fill the vacancy created by such increase. Mr. Bassham was elected to the 2015 Class of Directors pursuant to the Bylaws. Mr. Bassham is President and Chief Executive Officer of Great Plains Energy Incorporated and Kansas City Power & Light Company of Kansas City, Missouri. There exists no arrangement or understanding between Mr. Bassham and any other persons pursuant to which Mr. Bassham was selected as director, and there are no transactions involving the Company in which Mr. Bassham has a direct or indirect material interest, which would require disclosure pursuant to Item 404(a) of Regulation S-K. Mr. Bassham was named to the Company's audit committee. Mr. Bassham will participate in the Stock Purchase Plan for Non-Employee Directors and will be compensated similarly to the other non-employee directors of the Company. A description of the material terms of non-employee director compensation is set forth under the heading “Director Compensation” in the Company's proxy statement filed with the Securities and Exchange Commission on March 14, 2012, which description is hereby incorporated by reference into this Item 5.02. Mr. Bassham shall also be eligible for indemnification by the Company as provided for in the Company's Bylaws.
Mr. John W. Kemper, 35 years old, was elected President and Chief Operating Officer of the Company on February 8, 2013. In this position, Mr. Kemper will have responsibility for directing the Company's business strategy and line of business operations, working closely with markets and business line leaders. He was named Executive Vice President and Chief Administrative Officer of the Company, and became a member of the Executive Management Committee on February 10, 2012, with overall responsibility for bank credit and non-credit risk, legal, compliance and human resources. Mr. Kemper joined the Company in 2007 as Strategic Planning Consultant. In January 2009 he was promoted to Strategic Planning Director of the Company. Prior to his employment with the Company in August 2007, he was employed as an engagement manager at McKinsey & Company, a global management consulting firm, managing strategy and operations projects primarily focused in the financial service industry. McKinsey & Company is not affiliated with the Company.

There exists no arrangement or understanding between Mr. Kemper and any other persons pursuant to which Mr. Kemper was selected as an officer of the Company. Mr. Kemper is the grandson of James M. Kemper, Jr. (a former Director and former Chairman of the Board of the Company) and the son of the Company's Chairman of the Board and Chief Executive Officer, David W. Kemper, who relinquished his position as President at the same Board meeting. He is the nephew of Jonathan M. Kemper, Vice Chairman of the Company.
At February14, 2013, Messrs. David W. Kemper, Jonathan M. Kemper and John W. Kemper together with members of their immediate families beneficially own approximately 74% of Tower Properties Company (“Tower”). Tower is primarily engaged in the business of owning, developing, leasing and managing real property. During 2012, the Company, or its subsidiaries, paid Tower $294,000 for rent on leased properties, $63,000 for leasing fees, $75,000 for operation of parking garages, $231,000 for property construction management fees, $1,774,000 for building management fees. Tower leases office space in the Kansas City bank headquarters building owned by a subsidiary of the Company. Rent paid to the subsidiary in 2012 totaled $66,000, at $15.08 per square foot. In the fourth quarter of 2012, the Company purchased various surface parking lots from Tower for $7.1 million. The lots are located in downtown Kansas City and are to be used for employee parking.
During 2012, the Company paid salary and benefits of $276,413, a bonus of $123,410, and made equity awards of 3,203 shares of restricted stock to Mr. John W. Kemper. In January 2013, the Board's Compensation and Human Resources Committee approved a base salary of $420,000, effective April 1, 2013. On February 8, 2013, the Compensation and Human Resources Committee approved an award of 12,500 shares of restricted stock to Mr. Kemper.
Mr. John W. Kemper and entities related to him have deposit accounts with Commerce Bank and other transactions with Commerce Bank, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Company, and did not involve more than normal risk of collectibility or present other unfavorable features.

On February 8, 2013, the Compensation and Human Resources Committee approved grants of restricted stock awards under the Company's 2005 Equity Incentive Plan to the following named executive officers.

		Restricted Stock
		Awards
Executive Officer	Title	#
Charles G. Kim	Executive Vice President & CFO	12,500
Kevin G. Barth	Executive Vice President	12,500

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On February 8, 2013, the Board of Directors adopted amendments to Article III, Section 1 and Article V, Sections 1, 5 and 7 of the Company's Bylaws. The amendment to Article III increases the number of persons constituting the board of directors from 11 persons to 12 persons. The amendments to Article V permit the separation of the duties Chairman of the Board and Chief Executive Officer, clarify the President's duties if the Chairman of the Board is not serving as Chief Executive Officer, and clarify the Chairman's and President's membership in standing committees of the Board. The amendments are effective on February 8, 2013. The description of the Bylaws is qualified in its entirety by reference to the full text of the amended and restated Bylaws, which are attached as Exhibit 3(b) to this Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a)	Exhibits
3(b) Amended and Restated Bylaws of Commerce Bancshares, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE BANCSHARES, INC.

By: /s/ Jeffery D. Aberdeen
Jeffery D. Aberdeen
Controller
(Chief Accounting Officer)

Date: February 14, 2013